CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Fixed Income Trust

We consent to the use of our report dated June 23, 2006 for Evergreen Diversified Bond Fund, Evergreen High Yield Bond Fund, Evergreen Institutional Mortgage Portfolio Fund, Evergreen Select High Yield Bond Fund, Evergreen Strategic Income Fund and Evergreen US Government Fund, each a series of Evergreen Fixed Income Trust, and incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS” in the prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

August 29, 2006